UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  April 30, 2003

NTL Europe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30673	13-4105887

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 Purchase Street, Rye, New York		10580

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 921-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On April 30, 2003, one of our subsidiaries, NTL (Delaware), Inc., together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 (Bredband) AG, a Swedish broadband communications company, and the other principal shareholders of B2 relating to, among other things, the transfer of our securities in B2. The agreement is attached as Exhibit 10.13 to this report and is incorporated herein by reference in its entirety. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and	(b)	Not Applicable

(c)	Exhibit.	The following exhibit is filed with this report:

10.13	Agreement, relating to the transfer of certain securities in B2, dated April 30, 2003, among NTL Delaware, NTL Sweden, Nogenta Swedish Acquisition Holding B.V. and the Key Shareholders, Other Holders and B2

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTL EUROPE, INC. (Registrant)

	By:	/s/ Jeffrey A. Brodsky

		Name:	Jeffrey A. Brodsky
		Title:	President and Chief Executive Officer
Dated: May 12, 2003

EXHIBIT INDEX

Exhibit	Description

10.13	Agreement, relating to the transfer of certain securities in B2, dated April 30, 2003, among NTL Delaware, NTL Sweden, Nogenta Swedish Acquisition Holding B.V. and the Key Shareholders, Other Holders and B2